Registration No. 2-69458

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
        -----------------------------------------------------------------

                       Post-Effective Amendment No. 26(1)
                                    FORM S-20

                          Registration Statement Under
                           The Securities Act of 1933
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                    CANADIAN DERIVATIVES CLEARING CORPORATION
             (Exact name of registrant as specified in its charter)

                               800 Victoria Square
                                   P.O. Box 61
                            Montreal, Quebec H4Z 1A9
                                 (514) 874-0070
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

        Michel Favreau, Senior Vice President and Chief Clearing Officer
                    Canadian Derivatives Clearing Corporation
                               800 Victoria Square
                                   P.O. Box 61
                            Montreal, Quebec H4Z 1A9
                                 (514) 874-0070
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Dorsey & Whitney LLP
                          Canada Trust Tower, BCE Place
                           161 Bay Street, Suite 4310
                        Toronto, Ontario, Canada M5J 2S1
                           Attention: D. Grant Vingoe

This Post-Effective Amendment No. 26 shall become effective on such date as the Securities and Exchange Commission shall determine in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

----------
(1) Pursuant to Rule 401(e) this Post-Effective Amendment on Form S-20 amends the registrant's Registration Statement on Form S-1.

                    CANADIAN DERIVATIVES CLEARING CORPORATION
                              CROSS REFERENCE SHEET

      Form S-20 Item Number and Heading               Location in Prospectus
      ---------------------------------               ----------------------

1.    Forepart of the Registration Statement and      Outside Front Cover; Risks
      Outside Front Cover Page of Prospectus          of Trading in Canadian
                                                      Securities

2.    Description of Registrant                       The Corporation

3.    Description of Securities to be Registered      Description of Options

                                     PART I

PROSPECTUS                                              Registration No. 2-69458

                    CANADIAN DERIVATIVES CLEARING CORPORATION

                      Exchange Traded Put and Call Options

      This prospectus pertains to put and call options ("Puts" and "Calls," or, collectively, "Options") that may be purchased or sold in transactions on the Bourse de Montreal Inc. (the "Bourse").

      The Options covered by this prospectus are issued by Canadian Derivatives Clearing Corporation (the "Corporation"). Each Option relates to a particular Underlying Interest (a security listed on a recognized securities exchange, or a long-term Canadian government bond) or to various Canadian stock indices. These Options are not listed or traded on any securities exchanges in the United States, although certain of the underlying securities are traded on one or more U.S. exchanges. Several U.S. exchanges are currently trading standardized options ("U.S. Options") on foreign securities listed on U.S. exchanges, including certain of the securities of Canadian issuers underlying the Options offered hereby. Although the terms and procedures applicable to the Options offered hereby and U.S. Options are similar, they are not identical in all respects, they are not interchangeable and there may be additional risks for U.S. investors as the result of trading in a foreign market in a foreign currency. Investors may consult their U.S. brokers to determine whether such U.S. Options are available.

      An options disclosure document entitled "The Characteristics and Risks of Listed Canadian Options" containing a description of the risks of options transactions is required to be furnished to option investors and may be obtained from their brokers, the Bourse or the Corporation. The financial statements and certain additional information required by Part II of the Registration Statement, other than exhibits, can be obtained without charge upon request from the Corporation. The exhibits required by Part II of the Registration Statement can be inspected at the offices of the Corporation or obtained from the Corporation or the Securities and Exchange Commission, upon payment of an applicable fee or from the Securities and Exchange Commission's internet address: http://www.sec.gov.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BOTH THE PURCHASE AND WRITING OF OPTIONS MAY INVOLVE SPECULATIVE RISKS, WHICH ARE NOT SUITABLE FOR MANY INVESTORS.

                The date of this Prospectus is April ___ , 2004.


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

      Both the purchase and writing of Options involve a high degree of risk and are not suitable for many investors. Such transactions should be entered into only by investors who have read and understand the disclosure booklet and, in particular, who understand the nature and extent of their rights and obligations and are aware of the risks involved. U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws.

      U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws (see "Risks of Trading in Canadian Securities"). No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Corporation or the Bourse. This prospectus does not constitute an offer to sell Options in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer. Options will only be sold in Florida by dealers registered with the Department of Banking and Finance. The delivery of this prospectus does not imply that the information herein is correct as of any time subsequent to its date.

      Notice to Florida Residents: The Options were initially registered for sale to Florida residents on July 1, 1997 and are currently registered in Florida.

      Notice to Nebraska Residents: Options will only be sold in Nebraska by broker-dealers registered with the Nebraska Department of Banking and Finance. In addition, as a condition to the Nebraska securities registration covering the Options, only the following Options may be sold to Nebraska residents pursuant to such registration:

      (i) Options on securities issued or guaranteed by Canada, any Canadian province, any political subdivision of any such province or any agency or corporate or other instrumentality of one or more of the foregoing;

      (ii) Options on securities that are listed on (or equal in seniority with or senior to securities that are listed on) the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and

      (iii) Index Options.


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

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RISKS OF TRADING IN CANADIAN SECURITIES........................................4

THE CORPORATION................................................................4

DESCRIPTION OF OPTIONS.........................................................5

      General..................................................................5
      Styles of Options........................................................6
      Obligations of the Corporation...........................................6
      Acceptance and Rejection of Transactions by the Corporation..............6
      Exercise of Options......................................................7
      Remedies.................................................................8
      The Back-Up System.......................................................9
      Certificateless Trading.................................................12

LEGAL OPINIONS................................................................12

EXPERTS.......................................................................12

ADDITIONAL INFORMATION........................................................12

FINANCIAL STATEMENTS..........................................................13


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

                     RISKS OF TRADING IN CANADIAN SECURITIES

      The Corporation is incorporated under the laws of Canada and all of the Corporation's assets are outside of the United States. In addition, all of the Corporation's directors and officers and the persons named as experts in this prospectus are residents of Canada. Consequently, it may be difficult for investors to effect services within the United States upon such persons or to realize against them or the Corporation judgments of courts of the United States predicated upon civil liabilities under the United States securities laws. There is substantial doubt as to the enforceability in Canada in original actions or in actions for enforcement of judgments of the United States courts for liabilities predicated solely upon such laws.

      Although the Corporation, the Bourse and its members are subject to regulation by governmental authorities of various provinces of Canada, they are not subject to the regulatory jurisdiction of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act"), except for certain members that may be subject to the 1934 Act by virtue of their activities conducted in the United States. Therefore, although U.S. investors may be able to avail themselves of remedies under the 1934 Act as against their U.S. brokers, these remedies will generally not be available to U.S. investors as against the Corporation, the Bourse and most brokers in Canada. Although certain remedies may be available to U.S. investors and U.S. brokers as against Canadian persons under applicable provisions of the Securities Act (Ontario) and the Securities Act (Quebec), in order to seek relief under these acts it may be necessary to commence legal actions in Canadian courts. Further, where a Canadian broker has no direct relationship with a U.S. customer, but simply acts as a correspondent of the customer's U.S. broker, the U.S. customer may be unable to assert any rights directly against the Canadian broker. However, U.S. brokers which do have a direct relationship with Canadian brokers may not suffer the same disability. As a practical and as a legal matter, it may be difficult or impossible for U.S. investors or U.S. brokers to assert any rights under either U.S. or Canadian law as against Canadian persons involved in the handling of Options transactions.

      Although the constitutions and rules of the Bourse are similar to the constitutions and rules of U.S. exchanges there are differences.

                                 THE CORPORATION

      The Corporation was incorporated under the laws of Canada on September 29, 1974, as The Canadian Clearing Corporation For Options Limited for the purpose of acting as the issuer and primary obligor of, and as the clearing facility for transactions in, options traded on the Toronto Stock Exchange ("TSE"). By Agreement dated April 7, 1977, it acquired all of the business and assets, and assumed all of the liabilities and obligations, of The Montreal Options Clearing Corporation, which was incorporated on July 11, 1975. Eventually, the Corporation served as the issuer and primary obligor of, and as the clearing facility for, transactions in options traded on the Bourse, the TSE, the Toronto Futures Exchange ("TFE") and the Vancouver Stock Exchange ("VSE"). In January 1996, the name of the Corporation was changed from Trans Canada Options Inc. to the Canadian Derivatives Clearing Corporation.

      On April 7, 1983 the Bourse, TSE, TFE and VSE signed a Memorandum of Understanding in which they established certain fundamental issues regarding the ownership and governance of the Corporation. Pursuant to that Memorandum of Understanding, on

September 2, 1983, the Exchanges executed a Shareholders' Agreement respecting their holdings of shares in the Corporation and their respective duties, rights and obligations to the Corporation. On that same date, the Corporation and the Exchanges entered into a Participating Exchange Agreement dealing with the business relationship between the Corporation and the Exchanges with respect to such matters as the listing, registration, clearance and issuance of options traded on an Exchange and the criteria for their selection of underlying securities.

      The VSE ceased to be a shareholder in 1997. Under a Memorandum of Agreement dated March 15, 1999 between the Alberta Stock Exchange ("ASE"), the Bourse, the TSE and the VSE it was agreed that the ASE and the VSE would combine to create a single junior equities market, all senior equities would be transferred to the TSE, and the Bourse would handle all exchange-traded derivative products, comprising any type of option and futures contracts, including options and futures on index participation units. Under this agreement, the futures contracts traded on the TFE were transferred to the Bourse, and the TFE ceased all trading effective December 21, 1999. As part of the same restructuring program, the shares in the Corporation held by the TSE were transferred to the Bourse, and effective March 31, 2000 the Bourse became the sole shareholder of the Corporation.

      The Board of Directors of the Corporation is comprised of six members, of which three are independent directors. An "independent director" is a director that is not a member of the Corporation (or an associated person of a member) or an officer or employee of the Corporation or the Bourse. The non-independent directors include a director of the Bourse, a representative from a member firm and the Corporation's Senior Vice President and Chief Clearing Officer.

      The Corporation serves as the issuer of every outstanding Option of the Bourse and bears the primary obligation to perform upon the exercise of an Option. In addition, the Corporation acts as the clearing facility through which the settlement of Options transactions effected on the Bourse is made.

      The principal office of the Corporation is located at 800 Victoria Square, Montreal, Quebec H4Z 1A9. The Corporation also has an office located at 65 Queen Street West, Suite 700, Toronto, Ontario M5H 2M5.

                             DESCRIPTION OF OPTIONS

General

      The securities to be registered are Put and Call Option contracts that may be purchased and sold in transactions on the Bourse. The Options are issued by the Corporation and each Option relates to a particular Underlying Interest that is listed on a recognized securities exchange. The Corporation also issues Options on Canadian government bonds and various indices and sub-indices. Subject to certain limitations, the Clearing Member acting on behalf of a holder of a Call Option on a common stock or a bond has the right to purchase from the Corporation, and the Clearing Member acting on behalf of a holder of a Put Option on a common stock or a bond has the right to sell to the Corporation, the Underlying Interest covered by the Option at the exercise settlement amount at any time prior to the expiration of the Option. Subject to similar limitations, Options on stock indices give the Clearing Member acting on behalf of a holder the right to receive a cash Exercise Settlement amount equal to the amount by which the fixed exercise price of the Option exceeds (in the case of a Put) or is less than (in the case of a Call) the settlement value of the underlying index on the expiration date, multiplied by $100. A list of the underlying securities and indices and details of the terms of Options that are traded on the Bourse may be obtained from the Corporation, from the Bourse or from a Clearing Member of the Bourse.

      Detailed information concerning the rights and obligations of holders and writers of options is contained in a disclosure booklet entitled "The Characteristics and Risks of Listed Canadian Options". Brokers are required to furnish the disclosure booklet to their customers.

Styles of Options

      The Options issued by the Corporation are classified as either American-style Options or European-style Options. At this time, all Options issued by the Corporation are American-style Options except for Index Options, which are European-style Options. The difference between the two styles of Options is their applicable exercise periods. American-style Options may be exercised at any time between their purchase and expiration. European-style Options may generally be exercised only during a specified period immediately prior to their expiration. Index Options are currently exercisable only at expiration.

Obligations of the Corporation

      The obligations of the Corporation to its Clearing Members acting on behalf of holders and writers of Options are presented in its By-laws and Rules, copies of which may be obtained in the manner described below under "Additional Information." The following is a brief summary of some, but not all, of those obligations, and is qualified in its entirety by the provisions of the By-laws and Rules themselves.

Acceptance and Rejection of Transactions by the Corporation

      An Option transaction is automatically accepted by the Corporation if it is included in the Corporation's summary of completed trades and if the premium has been paid. From the point of view of the Corporation, the premium for an Option purchased in a client (customer) account is deemed to be paid only when the buyer's Clearing Member has paid its total net premium obligations to the Corporation for all Options purchased through that Clearing Member's client account. If the Clearing Member does not make this payment, the Corporation may reject the transaction, notwithstanding that the customer may have paid the premium to his broker. The Corporation intends to reject all opening purchase transactions in which the premium is not paid, except when it determines that it has available adequate liquid assets of the defaulting Clearing Member to meet that Clearing Member's obligations to the Corporation. The Corporation also intends to reject closing purchase transactions in which the premium is not paid if the position being closed out is margined at the Corporation by the deposit of the Underlying Interest or an escrow receipt in respect thereof, and it intends to accept all closing purchase transactions where cash margin may be utilized to pay the premium.

      If a transaction is rejected for nonpayment of the premium, the Corporation will promptly notify the writer's Clearing Member. The writer will then have the remedies available under the by-laws of the Bourse where the transaction occurred.


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

Exercise of Options

      The exercise of an Option - whether a Put or a Call - takes place only through the Corporation by the timely submission of an exercise notice to the Corporation by the Clearing Member acting on behalf of the exercising holder. An effective Exercise Notice is assigned by the Corporation to a Clearing Member acting on behalf of a writer of an Option having the same terms as the exercised Option. This Clearing Member (who is called the "Assigned Clearing Member") is then obligated to sell (in the case of a Call) or purchase (in the case of a Put) the Underlying Interest represented by the Option against payment of the Exercise Settlement Amount, or, in the case of a Stock Index Option, to pay the Exercise Settlement Amount.

      Subject to certain limitations on exercise, Clearing Members may exercise Options by giving proper notice to the Corporation during the regular trading hours of the Bourse on days other than the expiration date, and prior to the expiration time on the expiration date.

      In order to exercise an outstanding Option, an Exercise Notice in acceptable form must be tendered to the Corporation not later than the exercise cut-off time by the Clearing Member in whose account with the Corporation the Option is held. This means that a holder of an Option may only exercise it through the broker handling the account in which the Option is held who, if not itself the Clearing Member, must forward the Exercise Notice to the Clearing Member.

      The Corporation assumes no responsibility for the timely or proper tender to it of Exercise Notices by Clearing Members. The failure of a Clearing Member (or of any broker) to transmit an Exercise Notice within the required time or in proper form will not result in any obligation on the part of the Corporation, although, depending on the circumstances, the Clearing Member or broker responsible for the failure may be liable. If an Option is not properly exercised prior to its expiration, it will become worthless.

      Every tender of an Exercise Notice to the Corporation is irrevocable. Upon the proper and timely tender of an Exercise Notice, the exercising Clearing Member acting on behalf of a holder will be under a contractual obligation to pay the Exercise Settlement Amount for the Underlying Interest (in the case of a Call) or to deliver the Underlying Interest (in the case of a Put) on the "Exercise Settlement Date," even though the Underlying Interest may change in value after the Exercise Notice has been tendered. When a Call is exercised, the exercising Clearing Member acting on behalf of a holder becomes subject to all of the risks of a holder of the Underlying Interest and to the applicable margin requirements.

      An Exercise Notice that is properly submitted to the Corporation before 5:30 p.m. on any business day prior to the expiration date, or before the expiration time on the expiration date, will be assigned by the Corporation as of that day. The Exercise Notice will be assigned to a randomly selected Clearing Member account with the Corporation that reflects the writing of an Option of the same series as the exercised Option.

      If the Corporation assigns an Exercise Notice to the client (customer) account of a Clearing Member, that Member is required to reassign the Exercise Notice to a customer maintaining a position as a writer in the account, or to the client (customer) account of a broker who has cleared a writing transaction through the Clearing Member.


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

      In the case of a Call, the Clearing Member to whom an Exercise Notice is assigned, and in the case of a Put, the Clearing Member who is exercising the Put, is required to deliver the Underlying Interest represented by the Option in good deliverable form (as defined in the Rules of the Corporation and the By-laws of the Bourse) against the payment of the Exercise Settlement Amount. Clearing of transactions in underlying securities arising from Exercise Notices will be through the systems presently used for settlement of transactions in underlying securities.

      Upon delivery of the Underlying Interest to the Clearing Member representing the exercising holder (in the case of a Call) or the assigned writer (in the case of a Put) the obligations of the Corporation will be completely discharged and the Corporation will have no responsibility if the Clearing Member should fail to deliver the Underlying Interest to or upon the order of the exercising holder, or the assigned writer, as the case may be.

      Upon the exercise of a Stock Index Option, the Exercise Settlement Amount is credited to the exercising Clearing Member's account with the Corporation and charged to the account of the assigned Clearing Member. (If an out-of-the-money Option were to be exercised, the Exercise Settlement Amount would be negative, and the flow of funds would be reversed.) The Corporation's obligations are discharged when the Exercise Settlement Amount is credited to the account of the exercising Clearing Member.

Remedies

      Following the exercise and assignment of an Option, if the Delivering Clearing Member required to make delivery fails to complete such delivery by the Exercise Settlement Date, the Delivering Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect delivery or otherwise settle with the Receiving Clearing Member. Without limiting the generality of the foregoing, the Corporation may acquire and deliver the Underlying Interest on the open market, enter into an agreement with the Receiving Clearing Member and the Delivering Clearing Member relating to the failed delivery, and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that Clearing Members' obligations are fulfilled and any such action shall constitute an obligation of the delivering Clearing Member. In the event that the purchase of the undelivered Underlying Interest at the best available market for the account of the Receiving Clearing Member exceeds the Exercise Settlement Amount, the defaulting Delivering Clearing Member shall be liable for and shall promptly pay to the Corporation or the Receiving Clearing Member, as the case may be, the amount of such difference.

      If the Receiving Clearing Member required to receive fails to receive, or fails to pay the Exercise Settlement Amount for, all the Underlying Interests delivered to it in Good Deliverable Form in fulfillment of an exercised Option, and such failure shall continue beyond 1:45 p.m. on the Exercise Settlement Date, the Receiving Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect payment to, or otherwise settle with, the Delivering Clearing Member. Without limiting the generality of the foregoing, the Corporation or the Delivering Clearing Member may, upon notice to the defaulting Receiving Clearing Member and, if such action is taken by the Delivering Clearing Member, to the Corporation, sell out in the best available market, for the account and liability of the defaulting Receiving Clearing Member, all or any part of the undelivered Underlying Interest, and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that the Clearing Members' obligations are fulfilled and any such action shall constitute an obligation of the Receiving Clearing Member. Notice of any deficiency arising from such sell-out shall be submitted immediately to the Corporation and the defaulting Receiving Clearing Member. The defaulting Receiving Clearing Member shall pay promptly, and in any event prior to 10:00 a.m. on the Business Day following the day on which the sell-out is executed, to the Delivering Clearing Member the difference, if any, between the Exercise Settlement Amount and the price at which such Underlying Interest was sold out.

      If a party to an Index Option exercise is suspended or fails to pay the exercise settlement amount, there is no underlying security to be bought in or sold out by the other party. Accordingly, the Corporation is substituted for the defaulting Clearing Member and is obligated to pay or receive the exercise settlement amount in due course on its behalf.

The Back-Up System

      The settlement procedures of the Corporation are designed so that for every outstanding Option there will be a writer, and a Clearing Member representing the writer (unless the Clearing Member is also the writer), of an Option of the same series who has undertaken to perform the obligations of the Corporation in the event an Exercise Notice for the Option is assigned to him. As a result, no matter how many Options of a particular series may be outstanding at any time, there will always be a group of writers of options of the same series who, in the aggregate, have undertaken to perform the Corporation's obligations with respect to such Options.

      Once an Exercise Notice for an Option is assigned to a particular Clearing Member representing a writer, that Clearing Member representing the writer is contractually obligated to deliver the Underlying Interest (in the case of a Call) to pay the Exercise Settlement Amount (in the case of a Put) or to pay the Exercise Settlement Amount in accordance with the terms of the Option (in the case of a Stock Index Option). This contractual obligation of the Clearing Member representing the writer is secured by the securities or other margin which the Clearing Member representing the writer is required to deposit with the Corporation.

      The Clearing Member representing the writer is also obligated, whether or not his customer performs, to perform the writer's obligations on an assigned Option. Standing behind a Clearing Member's obligations are (1) the Clearing Member's minimum capital requirements, (2) the Clearing Member's margin deposits with the Corporation, (3) the Corporation's lien or pledge on certain of the Clearing Member's assets, and (4) the Clearing Fund.

            1. The Clearing Member's minimum capital requirements. A Clearing Member must be either a member of an exchange recognized by a Canadian province (an "SRO Clearing Member") or a bank to which the Bank Act (Canada) applies (a "Bank Clearing Member"), and must be registered for trading in securities under the applicable securities act of a Canadian province. SRO Clearing Members must maintain the minimum capital requirements pursuant to the by-laws of the Investment Dealers Association of Canada or of the exchange of which it is a member and the minimum capital requirements set by the regulations under applicable securities legislation. Bank


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

      Clearing Members must meet either (a) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time under the Bank Act (Canada) and the regulations thereto, or (b) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time by the Canadian Office of the Superintendent of Financial Institutions.

            Although the Corporation and the Bourse seek to achieve compliance with the minimum capital requirements by their respective members, including Clearing Members, neither the Corporation nor the Bourse is liable for any damages suffered as a result of any Clearing Member's failure to comply with those requirements.

            2. The Clearing Member's margin deposits. Each Clearing Member is required, with respect to each Option for which it represents the writer, either, in the case of a Call, to deposit the Underlying Interest represented by the Option (or, in certain cases, a security exchangeable for or convertible into the Underlying Interest, herein referred to as the "other security") or, in the case of a Call or a Put, to deposit and maintain specified margin with the Corporation. The deposit of the Underlying Interest (or other security) is made with a financial institution or other depository satisfactory to the Corporation. Clearing Members may also file with the Corporation escrow receipts issued by approved financial institutions. An escrow receipt is a representation by the issuing financial institution to the Corporation that a customer's securities are held in safe custody to the order of the Corporation. Although the Corporation has no reason to believe that any approved financial institution or depository will not promptly deliver the Underlying Interest in accordance with the terms of its agreement with the Corporation, there can be no assurances that a financial institution or depository will not default under the terms of such agreement, and a default could adversely affect the Corporation's ability to perform its obligations as the issuer of Options.

            The Clearing Member must maintain each day with the Corporation margin, in an amount prescribed by the Corporation, in the form of cash, securities issued or guaranteed by the government of Canada or a province thereof, bank letters of credit, bankers' acceptances or valued securities. The Corporation may from time to time accept other forms of margin deposit in accordance with its operating policies then in effect.

            If an Exercise Notice has been assigned to a Clearing Member in respect of an Option held in a short position, it is required (in the event that the Underlying Interest represented by the Option has not been deposited) to maintain margin with the Corporation with respect to the assigned Option in an amount prescribed by the Corporation.

            The Corporation is authorized to require any Clearing Member to deposit higher margins at any time in the event it deems such action necessary and appropriate in the circumstances to protect the interests of the other Clearing Members, the Corporation or the public.

            3. The Corporation's lien. In the event that a Clearing Member defaults in its obligations under the Corporation's Rules respecting the fulfillment of any Options contract, the securities (including customers' securities), margin, clearing funds and other funds deposited by such Clearing Member (and, where required, clearing funds deposited by other Clearing Members) with or to the order of the Corporation may be applied by the Corporation to fulfill such Clearing Member's obligations. The proceeds from the securities of a customer of a Clearing Member may be used only to satisfy the obligations of such Clearing Member relating to its customer accounts.

            4. The Clearing Fund. Upon acceptance to membership, each Clearing Member must maintain a minimum amount of assets at all times (the base deposit) in the Clearing Fund. For those Clearing Members admitted to clear Options, the base deposit is $25,000. For those Clearing Members admitted to clear futures contracts, the base deposit is $75,000.

            Thereafter, the amount of each member's Clearing Fund deposit will vary depending upon the member's number of open positions, but in no event will decline below the base deposit. All Clearing Fund deposits must be made in cash or by the deposit of securities issued or guaranteed by the government of Canada or a province thereof and approved by the Corporation, and having a maturity of one year or less. Such securities are valued at not less than 90% of their face value.

            If a Clearing Member fails to discharge any obligation to the Corporation, that Clearing Member's Clearing Fund deposit may be applied to the discharge of that obligation. If there is a deficiency in its Clearing Fund deposit, the Clearing Member is liable to the Corporation for the full amount of that deficiency. If a Clearing Member's obligation to the Corporation exceeds its total Clearing Fund deposit, the amount of the deficiency will be charged pro rata by the Corporation against all other Clearing Members' deposits to the Clearing Fund. Whenever any amount is paid out of the Clearing Fund as a result of any such pro rata charge, every other Clearing Member is required promptly to make good any deficiency in its own deposit resulting from such payment. However, no Clearing Member is required to pay more than an additional 100% of the amount of its prescribed Clearing Fund deposit if: (a) within three business days following the pro rata charge it notifies the Corporation that it is terminating its membership and closes out or transfers all of its clearing positions; (b) no Opening Purchase Transaction or Opening Writing Transaction is submitted for clearance through any of the Clearing Member's accounts after the giving of such notice; and (c) the Clearing Member closes out or transfers all of its Open Positions as promptly as practicable after the giving of such notice.

            Clearing Members' deposits to the Clearing Fund may be applied to the discharge of any of their obligations to the Corporation, including obligations arising from transactions on an Exchange accepted for clearance by the Corporation, or the assignment of Option exercise notices. The Clearing Fund is not a general indemnity fund available to other persons (whether or not they are customers of a Clearing Member) for the payment of any other obligation.

            The Corporation will also have available its own assets in the event that the Clearing Fund is deficient. However, the assets of the Corporation are limited.

      Neither the Bourse nor any approved participant of the Bourse (except as such approved participant may be the writer or a Clearing Member or a broker representing the writer to whom an exercise notice has been assigned) has an obligation for the performance of any Option upon the exercise thereof.

Certificateless Trading

      Certificates for Options will not be issued by the Corporation to evidence the issuance of Options. The ownership of Options is evidenced by the confirmations and periodic statements which customers receive from their brokers, and which show each Put or Call held or written, the Underlying Interest and the number of shares of other units thereof subject to the Option, the exercise price and the expiration month.

                                 LEGAL OPINIONS

      Davies Ward Phillips & Vineberg LLP of Toronto, Ontario, counsel to the Corporation, has given its opinion that the Options covered by this Registration Statement have been duly authorized and, when duly issued in accordance with the By-laws and Rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such By-laws and Rules.

                                     EXPERTS

      The financial statements of the Corporation included in Part II of this Registration Statement as of December 31, 2003 and December 31, 2002 and for the years then ended have been audited by KPMG LLP, Chartered Accountants, as stated in their report included herein. The financial statements of the Corporation included in Part II of this Registration Statement for the year ended December 31, 2001 have been audited by Ernst & Young LLP, Chartered Accountants, as stated in their report included herein. Such financial statements have been so included in reliance upon the reports of KPMG LLP and Ernst & Young LLP, respectively, given upon authority of such firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      Important information regarding the risks and uses of Options is contained in the disclosure booklet entitled "The Characteristics and Risks of Listed Canadian Options" referred to above under the caption "Description of Options -- General." Customers may obtain this booklet from their brokers.

      This prospectus contains a brief description of the rights and obligations of holders and writers of Options summarized from provisions of the By-laws and Rules of the Corporation and the By-laws of the Bourse as in effect on the date of this prospectus. These documents may be inspected at the Montreal and Toronto offices of the Corporation, and at the offices of the Bourse for a nominal fee.

      Certain other information regarding the Corporation may be obtained as described on the cover page of this prospectus.

                              FINANCIAL STATEMENTS

      There are set forth in Part II of this Registration Statement: audited balance sheets of the Corporation as at December 31, 2003 and 2002; and audited statements of earnings, retained earnings and cash flows for each of the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001.

      All dollar amounts in the following financial statements are expressed in Canadian dollars. A floating exchange rate determines the value of the Canadian dollar against the U.S. dollar. That exchange rate is published daily in the financial section of most major newspapers.

      A purchaser of an Option acquires no ownership interest in the Corporation itself, and holders of Options rely primarily on the Corporation's back-up system rather than its assets to stand behind the Corporation's obligations in respect of the Options that it issues.

      Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montreal and Toronto offices of the Corporation and at the offices of the Bourse without charge.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 4. Directors and Executive Officers

      As of the date of this Post-Effective Amendment, the Board of Directors of Canadian Derivatives Clearing Corporation (the "Corporation") consists of six Directors. None of the Directors of the Corporation serves as a director for any company that has class of securities registered under or is otherwise subject to the Securities Exchange Act of 1934, as amended, or for any company that is registered as an investment company under the Investment Company Act of 1940, as amended.

      As of the date of this Post-Effective Amendment, the Directors of the Corporation are as follows:

                                    Directors

Name:                   Age:   Position with the Corporation:    Director Since:
-----                   ----   ------------------------------    ---------------

Luc Bertrand             49    --                                     2000

Thomas S. Monahan        47    --                                     2001

Michel Favreau           41    Senior Vice President and Chief        2001
                               Clearing Officer

Claude Turcot            49    --                                     1999

Marie-Claude Beaulieu    38    --                                     2003

Peter Copestake          49    --                                     2003

      As of the date of this Post-Effective Amendment, the Executive Officers of the Corporation are as follows:

                               Executive Officers

Name:                   Age:   Office:                           Officer Since:
-----                   ----   -------                           --------------

Michel Favreau           41    Senior Vice President and Chief        2001
                               Clearing Officer

Roger G. Warner          46    Director--Operations                   1995

Lara Krivokucha          35    Director--Risk Management              2002

Name:                   Age:   Office:                           Officer Since:
-----                   ----   -------                           --------------

Joelle Saint-Arnault     46    Secretary                              2002

Louise Laflamme          51    Treasurer                              2002

      The principal occupations of the Directors and Executive Officers of the Corporation are now and during the past five years have been as follows:

      Mr. Thomas S. Monahan serves as Chairman of the Corporation's Board of Directors. Mr. Monahan has been Managing Director of CIBC World Markets, a full-service investment bank, since 1995.

      Mr. Michel Favreau has been Senior Vice President and Chief Clearing Officer of the Corporation since May 2001. From 1999 to 2001 he was the Corporate Secretary at Natexis Capital Brokerage, the stock brokerage subsidiary of the Banques Populaires banking group. From 1989 to 1999, Mr. Favreau was Senior Vice President of Matif SA Clearing House, a French financial futures exchange and clearing house.

      Mr. Luc Bertrand has been President and Chief Executive Officer of the Bourse de Montreal Inc. (the "Bourse"), the Canadian Derivatives Exchange, since March 2000. He has been on the Executive Committee of the Bourse since 1998 and has been on its Governing Committee and Board of Directors since 1992. Mr. Bertrand was formerly Vice President and Managing Director, Institutional Sales, National Bank Financial Inc., an investment dealer. From 1993 to 1996, he was Partner, Executive Vice President and Resident Director (Quebec), of Deacon Capital Corporation, a Canadian securities dealer.

      Mr. Claude Turcot is Senior Vice President, Quantitative Management, Standard Life Investments, Inc., a provider of investment management services. Mr. Turcot has been associated with and has held various positions with the company (formerly Standard Life Portfolio Management Ltd.) since 1988.

      Dr. Marie-Claude Beaulieu is professor of finance at the Universite Laval. She obtained her Ph.D. from Queen's University in 1994 and has been associated with Laval ever since, being promoted to full professor in 2002. Dr. Beaulieu is a fellow of the Centre de recherche sur le risque, les politiques economiques et l'emploi, an interuniversity public policy research centre, and has published numerous academic papers in finance.

      Mr. Peter Copestake has served as Vice-President and Treasurer of Manulife Financial Corporation, a Canadian-based financial services group, since October 1999 . Over the past 20 years, and prior to joining Manulife, Mr. Copestake has held a variety of senior treasury management positions at Canadian chartered banks, and as a regulator in the Canadian Federal Department of Finance.

      Mr. Roger G. Warner has been Director, Operations of the Corporation since March 2000. Mr. Warner served the Corporation as Project Manager for Year 2000 issues from March 1998 to March 2000 and as Director, Information Technology from January 1995 to March 1998. From May 1992 to January 1995, he was Manager, Information Systems of the Corporation.

      Ms. Lara Krivokucha has been Director, Risk Management of the Corporation since March 2002. From 1997 to 2002 she was Vice President, Credit Risk Management, at Deutsche Bank, an international investment bank. From 1996 to 1997, Ms. Krivokucha was Vice President, Credit Risk Management, at Bear Stearns, an international investment bank.

      Ms. Joelle Saint-Arnault has been Secretary of the Corporation since July 2002. Ms. Saint-Arnault has served as Vice President, Legal Affairs and Secretary of the Bourse since June 2002 and as Secretary and General Counsel since August 2000. She served as legal counsel at the Commission des valeurs mobilieres du Quebec, the securities regulator in Quebec, from November 1985 to July 2000.

      Ms. Louise Laflamme has been Treasurer of the Corporation since March 2002. Ms. Laflamme has served as Senior Vice President, Finance, Human Resources and Administration of the Bourse since May 2000 and served as Director, Finance from August 1997 to May 2000.

Item 5. Legal Proceedings.

      None.

Item 6. Legal Opinions and Experts.

                                 LEGAL OPINIONS

      Davies Ward Phillips & Vineberg LLP, Toronto, Ontario, counsel to the Corporation, has given its opinion that the Options covered by this Post-Effective Amendment have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

                                     EXPERTS

      The financial statements of the Corporation included in this Post-Effective Amendment as of December 31, 2003 and December 31, 2002 and the years then ended have been audited by KPMG LLP, Chartered Accountants, as stated in their report included herein. The financial statements of the Corporation included in this Post-Effective Amendment for the year ended December 31, 2001 have been audited by Ernst & Young LLP, Chartered Accountants, as stated in their report included herein. Such financial statements have been so included in reliance upon the reports of KPMG LLP and Ernst & Young LLP, respectively, given upon authority of such firms as experts in accounting and auditing.

Item 7. Financial Statements.

      There are set forth below: audited balance sheets of the Corporation as of December 31, 2003 and December 31, 2002 and audited statements of earnings, retained earnings and cash flows for each of the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001.

      A purchaser of an Option acquires no ownership interest in the Corporation itself, and holders of Options rely primarily on the Corporation's back-up system rather than its assets to stand behind the Corporation's obligations in respect of the Options that it issues.

      Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montreal and Toronto offices of the Corporation and at the Bourse without charge.

Item 8. Undertakings.

      The undersigned registrant hereby undertakes to file a post-effective amendment, not later than 120 days after the end of each fiscal year subsequent to that covered by the financial statements presented herein, containing financial statements meeting the requirements of Regulation S-X and the supplementary financial information specified by Item 12 of Regulation S-K.

      The undersigned registrant hereby undertakes not to issue, clear, guarantee or accept any security registered herein until there is a definitive options disclosure document meeting the requirements of Rule 9b-1 of the Securities Exchange Act of 1934 with respect to the class options.

                              FINANCIAL STATEMENTS

                                                                           Page:

Auditors' Reports                                                          II-7

Balance Sheets as of December 31, 2003 and 2002                            II-10

Statements of Earnings for the Years Ended                                 II-11
December 31, 2003, 2002 and 2001

Statements Retained Earnings for the Years Ended                           II-12
December 31, 2003, 2002 and 2001

Statements of Cash Flows for the Years                                     II-13
Ended December 31, 2003, 2002 and 2001

Notes to Financial Statements                                              II-14
kpmg


                  Financial Statements

                  CANADIAN DERIVATIVES
                  CLEARING CORPORATION

                  Years ended December 31, 2003, 2002 and 2001

[KPMG LOGO]

            KPMG LLP
            Chartered Accountants
            2000 McGill College Avenue                  Telephone (514) 840-2100
            Suite 1900                                  Telefax   (514) 840-2187
            Montreal (Quebec)  H3A 3H8                  http://www.kpmg.ca

AUDITORS' REPORT TO THE SHAREHOLDER

We have audited the balance sheets of Canadian Derivatives Clearing Corporation (the "Corporation") as at December 31, 2003 and 2002 and the statements of earnings, retained earnings and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 in accordance with Canadian generally accepted accounting principles.

The financial statements as at December 31, 2001 and for year then ended were audited by another firm of chartered accountants who expressed an opinion without reservation on these statements in their report dated January 17, 2002.


/s/ KPMG LLP

Chartered Accountants

Montreal, Canada

January 30, 2004

[GRAPHIC OMITTED]  KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

                                AUDITORS' REPORT

To the Directors of
Canadian Derivatives Clearing Corporation

We have audited the statements of earnings, retained earnings and cash flows of Canadian Derivatives Clearing Corporation for the year ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the results of the Corporation's operations and its cash flows for the year ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.


                                                      /s/ Ernst & Young LLP

Toronto, Canada                                       Chartered Accountants
January 17, 2002

CANADIAN DERIVATIVES
CLEARING CORPORATION
Financial Statements

Years ended December 31, 2003, 2002 and 2001

Financial Statements

     Balance Sheets........................................................II-10

     Statements of Earnings................................................II-11

     Statements of Retained Earnings.......................................II-12

     Statements of Cash Flows..............................................II-13

     Notes to Financial Statements.........................................II-14

CANADIAN DERIVATIVES
CLEARING CORPORATION
Balance Sheets

As at December 31, 2003 and 2002
(In thousands of dollars)

================================================================================
                                                                2003        2002
--------------------------------------------------------------------------------

Assets

Current assets:
     Cash and cash equivalents                              $  3,263    $  1,907
     Temporary investments (note 2)                            5,075       3,393
     Receivables                                                 609         952
     Daily settlements due from clearing members               6,770       1,945
     Clearing members' cash margin deposits (note 3)             509         329
     Clearing fund cash deposits (note 3)                      4,241         282
     Prepaid expenses                                            104          63
     ---------------------------------------------------------------------------
                                                              20,571       8,871

Capital assets (note 4)                                          612         964
Future income taxes (note 5)                                     339         550

--------------------------------------------------------------------------------
                                                            $ 21,522    $ 10,385
================================================================================

Liabilities and Shareholder's Equity

Current liabilities:
     Accounts payable and accrued charges                   $    655    $    947
     Daily settlements due to clearing members                 6,770       1,945
     Clearing members' cash margin deposits (note 3)             509         329
     Clearing fund cash deposits (note 3)                      4,241         282
--------------------------------------------------------------------------------
                                                              12,175       3,503

Shareholder's equity:
     Capital stock (note 6)                                      200         200
     Retained earnings                                         9,147       6,682
     ---------------------------------------------------------------------------
                                                               9,347       6,882

Commitments (note 8)

--------------------------------------------------------------------------------
                                                            $ 21,522    $ 10,385
================================================================================

See accompanying notes to financial statements.

On behalf of the Board,


/s/ Claude Turcot                             /s/ Marie-Claude Beaulieu
-----------------                             -------------------------
Director                                      Director

CANADIAN DERIVATIVES
CLEARING CORPORATION
Statements of Earnings

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)


===================================================================================
                                                       2003        2002        2001
-----------------------------------------------------------------------------------
Revenues:
     Clearing fees                                 $  6,769    $  4,937    $  4,646
     Membership and other income                        277         390         191
     ------------------------------------------------------------------------------
                                                      7,046       5,327       4,837

Expenses:
     Salaries and benefits (note 11)                  2,111       2,265       2,678
     General and administrative (note 11)             1,174       1,407       1,309
     Premises                                           449         454         392
     Amortization of capital assets                     397         394         436
     Telecommunications                                 211         285         306
     Computer licenses and maintenance                  253         170         165
     ------------------------------------------------------------------------------
                                                      4,595       4,975       5,286

-----------------------------------------------------------------------------------
Earnings (loss) before investment income,
     other items and income taxes                     2,451         352        (449)

Investment income                                       240         141         320

-----------------------------------------------------------------------------------
Earnings (loss) before undernoted items
     and income taxes                                 2,691         493        (129)

Write-off of capital assets and related charges
     (note 4)                                            --          --      (2,645)

Restructuring costs (note 7)                             --          --        (650)

-----------------------------------------------------------------------------------
Earnings (loss) before income taxes                   2,691         493      (3,424)

Income taxes (note 5):
     Current                                             15          14          13
     Future                                             211         407         139
-----------------------------------------------------------------------------------
                                                        226         421         152

-----------------------------------------------------------------------------------
Net earnings (loss)                                $  2,465    $     72    $ (3,576)
===================================================================================

See accompanying notes to financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Statements of Retained Earnings

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

====================================================================================
                                                        2003        2002        2001
------------------------------------------------------------------------------------
Retained earnings, beginning of year                $  6,682    $  6,610    $  9,077

Net earnings (loss)                                    2,465          72      (3,576)

Recognition of future income tax assets (note 5)          --          --       1,109

------------------------------------------------------------------------------------
Retained earnings, end of year                      $  9,147    $  6,682    $  6,610
====================================================================================

See accompanying notes to financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Statements of Cash Flows

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

======================================================================================
                                                        2003         2002         2001
--------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net earnings (loss)                            $  2,465     $     72     $ (3,576)
     Adjustments for:
         Amortization of capital assets                  397          394          436
         Write-off of capital assets (note 4)             --           --        1,877
         Interest income on discount investments        (153)        (120)        (230)
         Future income taxes                             211          407          139
     Net change in non-cash operating assets
       and liabilities (note 9)                            6         (109)        (318)
     ---------------------------------------------------------------------------------
                                                       2,926          644       (1,672)

Cash flows from investing activities (note 9):
     Purchase of capital assets                          (41)         (85)        (396)
     Purchase of investments                         (40,564)     (32,756)     (15,848)
     Sale of investments                              39,035       29,483       21,500
     ---------------------------------------------------------------------------------
                                                      (1,570)      (3,358)       5,256

--------------------------------------------------------------------------------------
Net increase (decrease) in cash
   and cash equivalents                                1,356       (2,714)       3,584

Cash and cash equivalents, beginning of year           1,907        4,621        1,037

--------------------------------------------------------------------------------------
Cash and cash equivalents, end of year              $  3,263     $  1,907     $  4,621
======================================================================================

 Cash and cash equivalents are comprised of:
     Cash                                           $    747     $    306     $    133
     Bankers' acceptances                              2,516        1,601        4,488

--------------------------------------------------------------------------------------
                                                    $  3,263     $  1,907     $  4,621
======================================================================================

See accompanying notes to financial statements.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

      Canadian Derivatives Clearing Corporation (the "Corporation") is incorporated under the Canada Business Corporations Act and is wholly owned by Bourse de Montreal Inc. ("Bourse de Montreal"). The Corporation is the issuer, clearinghouse and guarantor for options and futures contracts traded on Bourse de Montreal.

      Prior to 2001, the Corporation qualified as a non-profit organization under Section 149 of the Income Tax Act (Canada) and, as such, was not subject to income taxes. Effective January 1, 2001, the Corporation commenced carrying on business on a for-profit basis and is now subject to federal and provincial taxes (note 5). The accumulated surplus as at December 31, 2000 was re-designated as retained earnings.

      The Corporation also provides clearing, settlement and administrative services to the WCE Clearing Corporation. The WCE Clearing Corporation is the issuer and guarantor of futures contracts and options-on-futures contracts traded on the Winnipeg Commodity Exchange (the "WCE"). The Corporation is not the guarantor of any contracts traded on the WCE.

1.    Significant accounting policies:

      These financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which conform to United States generally accepted accounting principles in all material respects, except as disclosed in note 14. The significant accounting policies are summarized below:

      (a)   Change in accounting policies:

            The Corporation has changed certain accounting policies to comply with the new standards of the Canadian Institute of Chartered Accountants ("CICA").

            Guarantees :

            In February 2003, the CICA issued Accounting Guideline 14, Disclosure of Guarantees ("AcG 14"). AcG 14 requires that a guarantor disclose significant information about certain types of guarantees. Disclosures include the nature of the guarantee, the approximate term of the guarantee, how the guarantee arose, the events or circumstances that would require the guarantor to perform under the guarantee, the maximum potential future payments under the guarantee, the carrying amount of the related liability, and information about recourse or collateral. The Corporation adopted these new recommendations on January 1, 2003. The information required under the accounting Guideline is presented in notes 3, 8 and 13.

      (b)   Cash and cash equivalents:

            Cash and cash equivalents consist of liquid investments having an original maturity of three months or less and are carried at cost, which approximates their fair value.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

1.    Significant accounting policies (continued):

      (c)   Temporary investments:

            Temporary investments consist of fixed income securities and are carried at the lower of cost and fair value.

      (d)   Daily settlement due from and to clearing members of the
            Corporation:

            The amounts due from and to clearing members as a result of marking open futures positions to market and settling options transactions each day are required to be collected from or paid to clearing members prior to the commencement of trading the next day. The amounts due from clearing members are presented as an asset in the balance sheet and are not offset against amounts due to other clearing members.

            As at December 31, 2003, the largest amount due from a clearing member was $3,828 ($423 in 2002) and the largest amount due to a clearing member was $2,301 ($821 in 2002).

      (e)   Capital assets:

            Capital assets are carried at historical cost. Amortization expense is provided over the following periods on a straight-line basis:

            ====================================================================
            Asset                                                         Period
            --------------------------------------------------------------------

            Computer development, hardware and software             3 to 5 years
            Furniture, fixtures and equipment                            5 years

            ====================================================================

            Leasehold improvements are being amortized over periods not exceeding the term of the leases.

      (f)   Revenue recognition:

            Clearing revenue is recognized on the settlement date of the related transaction.

            Investment income is recognized in the period in which it is earned. Realized gains and losses on investments are recognized in the period during which they occur.

      (g)   Government assistance:

            Government assistance relating to operating expenses is charged to earnings when the related expenses are incurred.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

1.    Significant accounting policies (continued):

      (h)   Foreign currency translation:

            Revenue and expenses denominated in foreign currencies are translated into Canadian dollars at the exchange rate prevailing at the time of the transaction. Monetary assets and liabilities are translated into Canadian dollars at the year-end exchange rate, whereas non-monetary items are translated at the exchange rate prevailing at the time of the transaction. Gains or losses are recognized in earnings.

      (i)   Income taxes:

            The Corporation follows the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the accounting value of existing assets and liabilities and their respective tax basis. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment or substantive enactment date. Future income tax assets are recognized and if realization is not considered "more likely than not", a valuation allowance is provided.

      (j)   Measurement uncertainty:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

            Significant areas requiring the use of management estimates relate to accounts receivable, the useful life of assets for amortization purposes and evaluation of their net recoverable amount and determination of the valuation allowance related to future income tax assets. Consequently, actual results could differ from those estimates.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

2.    Temporary investments:

      ==========================================================================================================================
                                                                 2003                                     2002
      --------------------------------------------------------------------------------------------------------------------------

                                       Effective interest                            Effective interest
                                              rates as at                                   rates as at
                                             December 31,                     Fair         December 31,                     Fair
                                                     2003         Cost       value                 2002         Cost       value
      --------------------------------------------------------------------------------------------------------------------------
      Federal bonds:
        Maturing in less than 1 year                 2.82%     $ 1,761     $ 1,762                   --           --          --
        Maturing between 1 year
          and less than 3 years                      3.36%         539         541                   --           --          --
        Maturing between 3 years
          and less than 10 years                     4.48%         305         308                   --           --          --
        Maturing in 10 years
          and more                                   5.14%          43          43                   --           --          --
      Provincial bonds:
        Maturing in less than 1 year                   --           --          --                 3.53%     $ 3,393     $ 3,404
        Maturing between 1 year
          and less than 3 years                      5.13%          33          33                   --           --          --
        Maturing between 3 years
          and less than 10 years                     4.49%         440         436                   --           --          --
        Maturing in 10 years
          and more                                   4.04%       1,086       1,094                   --           --          --
      Provincial bonds:
        Maturing between 3 years
          and less than 10 years                     4.89%         200         199                   --           --          --
        Maturing in 10 years
          and more                                   5.99%         668         679                   --           --          --

      --------------------------------------------------------------------------------------------------------------------------
                                                               $ 5,075     $ 5,095                           $ 3,393     $ 3,404
      ==========================================================================================================================

      The fair value of the bonds is calculated based on market value.

3.    Clearing fund and members' margin deposits:

      Cash deposits of clearing members are held in the name of the Corporation and are disclosed in the balance sheet under Clearing members' cash margin deposits and Clearing fund cash deposits. Government securities, letters of credit and other securities are deposited by the clearing members with approved depositories under irrevocable agreements. Clearing members may also deposit letters of credit and escrow receipts directly with the Corporation.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

3.    Clearing fund and members' margin deposits (continued):

      Non-cash margin and clearing fund deposits, which are not included in the balance sheets as at December 31, are as follows:

      ===============================================================================================
                                                                                  2003           2002
      -----------------------------------------------------------------------------------------------
      Margin deposits:
          Government securities, at face value                             $   925,529    $   963,210
          Letters of credit, at face value                                     292,200        379,369
          Equity securities (to cover short positions), at market value        224,770        434,950

      -----------------------------------------------------------------------------------------------
                                                                           $ 1,442,499    $ 1,777,529
      ===============================================================================================
      Clearing fund deposits:
          Government securities, at face value                             $   131,766    $   136,253
      ===============================================================================================

4.    Capital assets:

      ===============================================================================================
                                                                                                 2003
      -----------------------------------------------------------------------------------------------

                                                                   Cost    Accumulated       Net book
                                                                          amortization          value
      -----------------------------------------------------------------------------------------------
      Computer development, hardware
        and software                                        $     1,732    $     1,350    $       382
      Leasehold improvements                                        562            402            160
      Furniture, fixtures and equipment                             191            121             70

      -----------------------------------------------------------------------------------------------
                                                            $     2,485    $     1,873    $       612
      ===============================================================================================

      ===============================================================================================
                                                                                                 2002
      -----------------------------------------------------------------------------------------------

                                                                   Cost    Accumulated       Net book
                                                                          amortization          value
      -----------------------------------------------------------------------------------------------
      Computer development, hardware
        and software                                        $     1,687    $     1,112    $       575
      Leasehold improvements                                        562            282            280
      Furniture, fixtures and equipment                             191             82            109

      -----------------------------------------------------------------------------------------------
                                                            $     2,440    $     1,476    $       964
      ===============================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

4.    Capital assets (continued):

      In 2001, the Corporation decided to abandon its new clearing system project, as a result of litigation with the computer firm responsible for the development of this system. Consequently, the Corporation wrote off the capitalized costs from the accounts, except for an amount of $154 relating to software. A write-down of $1,877 together with $768 of legal and other related costs were charged to operations in 2001.

5.    Income taxes:

      (a)   Change in tax status:

            Effective January 1, 2001, the Corporation commenced carrying on business on a for-profit basis. Earnings since that date are subject to federal and provincial income taxes. The initial tax bases of the Corporation's assets, which were established based on estimated fair values as at January 1, 2001, exceeded the net book value of those assets. As a result, effective January 1, 2001, the Corporation recorded a future income tax asset of $1,109 and an equal capital contribution, which has been included in retained earnings.

      (b)   Income taxes:

            The provision for income taxes differs from the amount determined by applying the combined federal-provincial tax rate to earnings before income taxes as set out by laws.

            The reasons and tax consequences of this difference are as follows:

            ========================================================================================
                                                                    2003          2002          2001
            ----------------------------------------------------------------------------------------
            Earnings (loss) before income taxes                 $  2,691      $    493      $ (3,424)

            Tax rate as set out by laws                            34.83%        38.62%        41.75%

            ----------------------------------------------------------------------------------------
            Income taxes computed                                    937           190        (1,430)

            Change in valuation allowance                           (583)          166         1,078
            Adjustment to future tax assets and liabilities
              for enacted changes in tax rates                       (40)          (60)          327
            Change in tax rate used to estimate net future
              income tax assets at the beginning of the year          --           108           139
            Provincial tax exemption                                (104)           --            --
            Effect of permanent differences                            1             3            25
            Tax on large corporations                                 15            14            13

            ----------------------------------------------------------------------------------------
            Income taxes                                        $    226      $    421      $    152
            ========================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

Income taxes (continued):

      (c)   Future income taxes:

            The tax consequences arising from temporary differences resulting in significant portions of future income tax assets and liabilities are as follows:

            ============================================================================
                                                                       2003         2002
            ----------------------------------------------------------------------------
            Future income tax assets:
                 Goodwill                                          $  1,285     $  1,381
                 Capital assets                                         339          416
                 Operating losses available for carry forward            --          621

            ----------------------------------------------------------------------------
                 Future income tax assets                             1,624        2,418

            Valuation allowance                                      (1,285)      (1,868)

            ----------------------------------------------------------------------------
            Future income tax assets, net amount                   $    339     $    550
            ============================================================================

6.    Capital stock:

      ==================================================================================
                                                                       2003         2002
      ----------------------------------------------------------------------------------
      Authorized:
          150,000 common voting shares, without par value

      Issued:
          150,000 common shares (2002 - 150,000)                   $    200     $    200
      ==================================================================================

7.    Restructuring costs:

      In August 2001, the Corporation implemented a restructuring plan to better align its business functions with those of the Bourse, namely its finance, information technology, and human resource functions. The costs of the restructuring plan consist primarily of severances and related expenses.

8.    Commitments:

      The Corporation rents its premises under operating lease agreements expiring between 2004 and 2005. The lease for office premises expires in 2010 but may be terminated at the Corporation's option in 2005 upon a termination payment of $100.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

8.    Commitments (continued):

      As at December 31, 2003, total minimum lease payments and minimum payments required for each of the following years under these commitments were as follows:

      ==========================================================================
                                                                           Total
      --------------------------------------------------------------------------

      2004                                                              $    384
      2005                                                                   330

      --------------------------------------------------------------------------
      Total minimum payments                                            $    714
      ==========================================================================

9.    Supplemental cash flow information:

      =======================================================================================
                                                               2003         2002         2001
      ---------------------------------------------------------------------------------------
      (a)   Income taxes paid                              $     15     $     14     $     13
      =======================================================================================

      (b)   Net change in non-cash operating assets
            and liabilities:
               Receivables                                 $    343     $    (39)    $     15
               Prepaid expenses                                 (41)         (63)          87
               Daily settlements due from clearing
                 members                                     (4,825)      21,375       (5,791)
               Clearing members' cash margin deposits          (180)         397          433
               Clearing fund cash deposits                   (3,959)          47          139
               Accounts payable and
                 accrued charges                               (296)          (7)        (420)
               Daily settlements due to clearing
                 members                                      4,825      (21,375)       5,791
               Clearing members' cash margin deposits           180         (397)        (433)
               Clearing fund cash deposits                    3,959          (47)        (139)

      ---------------------------------------------------------------------------------------
                                                           $      6     $   (109)    $   (318)
      =======================================================================================

      (c)   Non-cash investing activities:
               Purchase of capital assets financed
                 through accounts payable                  $     13     $      9     $     --
      =======================================================================================

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

10.   Government assistance:

      On April 9, 2001, the ministere des Finances du Quebec (the "Ministere") announced the application of tax measures to support the financial sector in the province of Quebec, including, among others, securities exchanges such as the Corporation. These measures will provide income tax exemption, capital tax exemption, and an exemption from employer contributions to the Health Services Fund relating to the eligible activities carried out by the Corporation for the period from October 1, 2000 to December 31, 2010. Furthermore, on June 12, 2003, the Ministere reduced these exemptions by 25%. These exemptions, except for income tax, total approximately $65 in 2003 (nil in 2002 and 2001).

11.   Related party transactions:

      During the year ended December 31, 2003, Bourse de Montreal provided personnel, premises and certain other services to the Corporation for a total amount of $416 ($669 in 2002 and $1,493 in 2001) recorded at the exchange amount, being the amount established and agreed to by the Corporation. These transactions were undertaken in the normal course of business.

      The Corporation paid management fees to Bourse de Montreal in the amount of $500 ($500 in 2002 and nil in 2001).

12.   Financial instruments:

      (a)   Credit risk:

            The Corporation does not have a significant exposure to any individual customer. The Corporation reviews a customer's credit history before extending credit and conducts regular reviews of its existing customers' credit performance. An allowance for doubtful accounts is established based upon factors surrounding the credit risk of specific customers and other information.

      (b)   Interest rate risk:

            Any fluctuation in market interest rates will cause the market value of bonds to vary either upward or downward.

      (c)   Fair value of financial instruments:

            The carrying amount of accounts receivable, clearing members' cash deposits (assets and liabilities), clearing fund cash deposits (assets and liabilities), daily settlements due from/to clearing members and accounts payable approximates their fair value due to the near-term maturity of those instruments.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

12.   Financial instruments (continued):

      (d)   Concentration of credit risk:

            Approximately 60% of the Corporation's revenues for the year ended December 31, 2003 was generated by five clearing members on behalf of numerous clients (58% and 61% in 2002 and 2001, respectively).

13.   Risk management:

      In its role as clearinghouse, the Corporation assumes the obligations that arise from a defaulting member's derivative positions. The Corporation employs various techniques to minimize its exposure in the event of such a default. The principal technique is the collection of risk-based margin deposits in the form of cash, letters of credit, equities and liquid government securities (note 3). Should a clearing member fail to meet a daily margin call or otherwise not honour its obligations under open futures and options contracts, margin deposits would be available to apply against costs incurred by the Corporation in liquidating the positions.

      The Corporation's margining system is complemented by a stress test reporting system, which is part of its Capital Monitoring Program. This process, introduced in 2000, evaluates the financial strength of the members to meet margin requirements that may result from a sudden adverse change in the market. Members' portfolios are subject to these stress tests and those members who fail to meet the criteria established by the Corporation are required to deposit stress margin.

      The Corporation also maintains a clearing fund through deposits of cash and securities from clearing members (note 3). This fund is available in the event that the cost of liquidating a defaulting member's positions exceeds the margin deposits collected from that member. The aggregate level of clearing funds required to be deposited by each clearing member is 12% of the largest aggregate daily margin requirement of that clearing member over the preceding calendar month.

      If, on a member default, further funding is necessary to complete the liquidation, the Corporation has the right to require members to contribute an additional amount equal to their previous contribution to the clearing fund.

      The Corporation has arranged a total of $30,000 in revolving standby credit facilities with a Canadian Schedule I bank to provide liquidity in the event of default by a clearing member. Borrowings under the facilities, which are required to be collateralized, bear interest based on the bank's prime rate plus 0.75%. These facilities have not been utilized since the date they were established.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

14. Reconciliation of Canadian generally accepted accounting principles to those of the United States:

      The Corporation's financial statements were prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). The principal differences between Canadian GAAP and United States GAAP are presented below.

      Had the Corporation followed United States GAAP, the net earnings (loss) would have remained unchanged:

      =====================================================================================================
                                                                   2003              2002              2001
      -----------------------------------------------------------------------------------------------------
      Net earnings (loss) in accordance
        with Canadian GAAP                                     $  2,465          $     72          $ (3,576)
      -----------------------------------------------------------------------------------------------------

      Net earnings (loss) in accordance
        with United States GAAP                                $  2,465          $     72          $ (3,576)
      =====================================================================================================

      The use of United States GAAP would have had the following effects on the balance sheets as reported:

      =====================================================================================================
                                                                   2003                                2002
                                               Canada     United States            Canada     United States
      -----------------------------------------------------------------------------------------------------
      Assets:
          Investments (a)                    $  5,075          $  5,095          $  3,393          $  3,393

      Liabilities and shareholder's
        equity:
          Future income taxes                      --                 7                --                --
          Accumulated other
            comprehensive income                   --                13                --                --
      =====================================================================================================

      (a)   Investments:

            United States GAAP requires securities to be classified as either held for trading, held to maturity or available for sale. The Corporation has classified all investments as available for sale under United States GAAP, which are carried on the balance sheet at their fair value. Other-than-temporary declines in the fair value of available-for-sale securities are recognized in United States GAAP earnings based on market values; declines in fair values are generally presumed to be other than temporary if they have persisted over several quarters.

CANADIAN DERIVATIVES
CLEARING CORPORATION
Notes to Financial Statements, Continued

Years ended December 31, 2003, 2002 and 2001
(In thousands of dollars)

================================================================================

14. Reconciliation of Canadian generally accepted accounting principles to those of the United States (continued):

      (a)   Investments (continued):

            Under United States GAAP, unrealized gains and losses on available-for-sale securities, net of related income taxes, are recorded in other comprehensive income until realized.

            Under Canadian GAAP, short-term investments are carried at the lower of cost and fair value, and investments in bonds are carried at amortized cost. Other-than-temporary declines in the value of investments in bonds are recorded in earnings based on net realizable values; declines in fair values are generally presumed to be other than temporary if conditions indicating impairment have persisted for a more prolonged period of time than under United States GAAP.

            The year ended December 31, 2003 is the first year in which the Corporation has classified its temporary investments as being available for sale. The excess of their fair value over their cost is $20 as at December 31, 2003, and the related increase in future income tax liabilities is $7. This gain will be recorded in earnings, restated under United States GAAP, when it will be realized.

      (b)   Other comprehensive income:

            Moreover, the application of United States GAAP requires the disclosure of comprehensive income (loss) in a separate financial statement, which includes the net earnings as well as revenues, charges, gains and losses recorded directly to equity.

            ==============================================================================
                                                             2003         2002        2001
            ------------------------------------------------------------------------------
            Net earnings (loss), restated in
              accordance with United States GAAP         $  2,465     $     72    $ (3,576)

            Gain on available for sale securities (a)          20           --          --
            Future income taxes                                (7)          --          --

            ------------------------------------------------------------------------------
            Other comprehensive income                         13           --          --

            ------------------------------------------------------------------------------
            Comprehensive income (loss) in
              accordance with United States GAAP         $  2,478     $     72    $ (3,576)
            ==============================================================================

15.   Comparative figures:

      Certain prior year's comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-20 and has duly caused this Post-Effective Amendment No. 26 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec on March 30, 2004.

                                       Canadian Derivatives Clearing Corporation


                                       By: /s/ Michel Favreau
                                           -------------------------------------
                                           Michel Favreau
                                           Senior Vice President and Chief
                                           Clearing Officer

      Pursuant to the requirements of the Securities Act of 1933, the Authorized Representative has duly caused this Post-Effective Amendment No. 26 to the registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Corporation in the United States, on March 23, 2004.

                                       Canadian Derivatives Clearing Corporation
                                       (U.S.A.) Inc.


                                       By: /s/ Michel Favreau
                                           -------------------------------------
                                           Michel Favreau
                                           President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 26 to the registration statement has been signed by the following persons in the capacities listed on March 30, 2004.

             Signature                                     Title
-----------------------------------       --------------------------------------


/s/ Michel Favreau                        Senior Vice President, Chief Clearing
-----------------------------------       Officer and Director
Michel Favreau                            (principal executive officer)


/s/ Louise Laflamme                       Treasurer
-----------------------------------       (principal financial officer)
Louise Laflamme                           (principal accounting officer)


/s/ Thomas S. Monahan                     Chairman, Board of Directors
-----------------------------------
Thomas S. Monahan


/s/ Luc Bertrand                          Director
-----------------------------------
Luc Bertrand


/s/ Claude Turcot                         Director
-----------------------------------
Claude Turcot


/s/ Marie-Claude Beaulieu                 Director
-----------------------------------
Marie-Claude Beaulieu


/s/ Peter Copestake                       Director
-----------------------------------
Peter Copestake

                                LIST OF EXHIBITS

      Exhibit        Description
      -------        -----------

         5           Opinion and Consent of Davies Ward Phillips & Vineberg LLP

        23.1         Consent of Ernst & Young LLP

        23.2         Consent of KPMG LLP